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                                                                    EXHIBIT 99.1

ALLIED HOLDINGS TO SELL ITS INTEREST IN UNITED KINGDOM JOINT VENTURE FOR US$20.5 MILLION

DECATUR, Ga., November 20, 2001 -- Allied Holdings, Inc. (NYSE: AHI) announced today that it has agreed to sell its interest in the United Kingdom joint venture established in April 1999 and held by Allied's subsidiary, Axis International, Inc. ("Axis"'), to AutoLogic Holdings plc ("AutoLogic") for approximately US$20.5 million in cash at closing. The transaction remains subject to the approval of the shareholders of Autologic and the satisfaction of certain other conditions as set forth in the definitive purchase agreement. The parties anticipate this transaction will completed before the end of the fourth quarter of 2001.

During October 2001, the Company received a US $5 million distribution from the UK joint venture. The $5 million distribution, together with the $20.5 million proceeds from the sale, will be used to reduce outstanding debt. Commenting on the announcement, Hugh E. Sawyer, President and Chief Executive Officer of Allied Holdings, stated, "This is another positive step in our plan to revitalize Allied. The divestiture of our U.K. joint venture supports our initiative to deleverage our company and to reduce our indebtedness." Sawyer continued, "Now is the right time to liquidate our strategic investments with AutoLogic. This relationship has been beneficial for all parties involved and we are pleased to be executing our exit strategy in a manner that is advantageous both to us and to AutoLogic."

About Allied Holdings

Allied Holdings, Inc. is the parent company of several subsidiaries engaged in providing logistics, distribution and transportation services to the automotive industry. The services of Allied's subsidiaries span the entire finished vehicle distribution continuum, and include logistics, car-hauling, intramodal transport, inspection, accessorization, and dealer prep. Allied, through its subsidiaries, is the largest company in North America specializing in the delivery of new and used vehicles.

Statements in this press release that are not strictly historical are "forward looking" statements. Such statements include, without limitations, any statements containing the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "seek," and similar expressions. Investors are cautioned that such statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks and uncertainties include economic recessions or extended or more severe downturns in new vehicle production or sales, the highly competitive nature of the automotive distribution industry, the ability to comply with the terms of its debt agreements, the ability of the Company to obtain financing in the future, the Company's highly leveraged financial position, dependence on the automotive industry, labor disputes involving the Company or its significant customers, the dependence on key personnel who have been hired or retained by the Company, the ability to obtain price increases from customers, the availability of strategic acquisitions, dispositions, or joint venture partners, changes in regulatory requirements which are applicable to the Company's business, risks associated with conducting business in foreign countries, and changes in vehicle sizes and weights which may impact vehicle deliveries per load. Investors are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company's reports filed with the Securities and Exchange Commission. For additional information about Allied, please visit our website at www.alliedholdings.com.